Exhibit 10.29

THE SHYFT GROUP, INC.

PERFORMANCE SHARE UNIT AGREEMENT

This PERFORMANCE SHARE UNIT AGREEMENT (the “Agreement”) is made and entered into as of November 24, 2023 (the “Grant Date”), by and between The Shyft Group, Inc., a Michigan corporation (the “Company”) and John Dunn (the “Grantee”).

Background

A.

The Company has adopted The Shyft Group, Inc. Stock Incentive Plan, as amended and restated to date (the “Plan”) pursuant to which Restricted Stock Units may be granted subject to the achievement of performance conditions.

B.

The Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Stock Units subject to the achievement of certain performance conditions, as provided for in this Agreement (the “Performance Share Units” or “PSUs”).

Agreement

Therefore, the parties, intending to be legally bound, agree as follows:

1.            Grant of Performance Share Units. Pursuant to the Plan, the Company has granted to the Grantee on the Grant Date an Incentive Award for a target number of 69,684 Performance Share Units (the “Target Award”). Each PSU represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. The number of PSUs that the Grantee actually earns for the Performance Period (from zero up to a maximum of 139,368) will be determined by the level of achievement of the performance goals in accordance with the attached Exhibit A. The PSUs shall be credited to a separate account maintained for the Grantee on the books and records of the Company (the “Account”). Capitalized terms that are used but not defined in this Agreement have the meanings assigned to them in the Plan.

2.             Performance Period. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on October 26, 2023 and ending on October 25, 2026.

3.             Performance Goals.

(a)    The number of PSUs earned by the Grantee for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the performance goals described on and determined in accordance with the attached Exhibit A. All determinations of whether and the extent to which the performance goals have been achieved, the number of PSUs earned by the Grantee, and all other matters related to this Section 3 shall be made by the Committee in its sole discretion.

(b)    Promptly following completion of the Performance Period (and no later than 60 days following the end of the Performance Period), the Committee will review and certify in writing (1) whether, and to what extent, the performance goals for the Performance Period have been achieved, and (2) the number of PSUs the Grantee shall earn, if any, subject to compliance with the requirements of Section 4. Such certification shall be final, conclusive, and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.

4.           Vesting of PSUs. The PSUs are subject to forfeiture until they vest. Except as otherwise provided in this Agreement, the PSUs will vest and become non-forfeitable on the last day of the Performance Period, subject to (a) the achievement of the minimum threshold performance goals for payout set forth in the attached Exhibit A, (b) the certification of the performance results for the PSUs by the Committee, and (c) there being no termination of Grantee’s employment (as determined pursuant to Section 7.2 of the Plan) from the Grant Date through the last day of the Performance Period. The number of PSUs that vest and become payable under this Agreement shall be determined by the Committee based on the level of achievement of the performance goals set forth on the attached Exhibit A and shall be rounded to the nearest whole PSU.

5.             Termination of Employment.

(a)    Except as otherwise expressly provided in this Agreement or The Shyft Group, Inc. Executive Severance Plan (to the extent such plan applies to the Grantee), if the Grantee’s employment terminates for any reason at any time before all of Grantee’s PSUs have vested, the Grantee’s unvested PSUs shall be automatically forfeited upon such termination of employment, and neither the Company nor any Subsidiary shall have any further obligations to the Grantee under this Agreement. For purposes of this Section 5, termination of employment shall be determined in accordance with Section 7.2 of the Plan.

(b)    Notwithstanding Section 5(a) above or anything to the contrary in this Agreement, if the Grantee’s employment terminates during the Performance Period as a result of the Grantee’s death or Grantee becomes Disabled, then (i) as of the date of such death or Disability, the Grantee shall be fully vested in a number of PSUs equal to the Target Award, without regard to whether or not any performance goals have been achieved or are ever achieved, (ii) the Company shall settle such vested PSUs in accordance with Section 7 below within 65 days of the date of the Grantee’s death or Disability, and (iii) except as set forth in this Section 5(b), neither the Grantee nor anyone claiming through the Grantee shall have any further right or claim with respect to the PSUs granted pursuant to this Agreement.

(c)    Notwithstanding Section 5(a) above, if the Grantee’s employment terminates during the Performance Period as a result of the Grantee’s Qualified Retirement (defined below) that occurs at least nine months after the Grant Date, then on the last day of the Performance Period, subject to Committee certification, the Grantee will vest in a pro rata portion of the number of PSUs that would have been earned pursuant to this Agreement if the Participant had remained employed throughout the entire Performance Period, calculated by multiplying such number of actually earned PSUs by a fraction, the numerator of which equals the number of days that the Grantee was employed during the Performance Period and the denominator of which equals the total number of days in the Performance Period. A “Qualified Retirement” shall mean the voluntary retirement by a Grantee who is at least age 62 and who has been employed by the Company or a Subsidiary for a continuous period of 5 years as of the date of retirement.

6.            Effect of a Change in Control. The provisions of Section 9 of the Plan shall apply if there is a Change in Control during the Performance Period, with vesting pursuant to Section 9.3(a) of the Plan deemed to occur at the Target Award level, and vesting pursuant to Section 9.3(b) of the Plan deemed to occur at the Target Award level.

7.            Payment of PSUs. Payment in respect of the PSUs earned for the Performance Period shall be made in shares of Common Stock and shall be issued to the Grantee within 65 days following the date of vesting. The Company shall (a) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of vested PSUs, (b) issue and deliver to the Grantee the number of shares of Common Stock having a fair market value equal to the Dividend Equivalents (and interest, if any) to which the Grantee is entitled pursuant to Section 9(c) below, and (c) enter the Grantee’s name on the books of the Company as the shareholder of record with respect to all such shares of Common Stock delivered to the Grantee. Notwithstanding the foregoing, the Committee shall have the discretion to settle vested PSUs in cash using the fair market value of the shares of Common Stock otherwise issuable with respect to such vested PSUs as of the applicable settlement date.

8.             Transferability. Subject to any exceptions set forth in this Agreement or the Plan, the PSUs or the rights relating to the PSUs may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Grantee, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such PSUs subject to all of the terms and conditions that were applicable to the Grantee immediately prior to such transfer. Any attempt to assign, alienate, pledge, attach, sell, or otherwise transfer or encumber the PSUs or the rights relating to the PSUs shall be wholly ineffective.

9.             Rights as Shareholder; Dividend Equivalents.

(a)    The Grantee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the PSUs unless and until the PSUs vest and are settled by the issuance of such shares of Common Stock.

(b)    Upon and following the vesting of the PSUs and the issuance of shares, the Grantee shall be the record owner of the shares of Common Stock underlying the PSUs unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting and dividend rights).

(c)    During the Performance Period, the Grantee’s Account shall be credited with an amount equal to all cash and stock dividends (“Dividend Equivalents”) that would have been paid to the Grantee if one share of Common Stock had been issued on the Grant Date for each PSU eventually earned by the Grantee as set forth in this Agreement. Dividend Equivalents shall be credited to the Grantee’s Account and interest may be credited on the amount of cash Dividend Equivalents credited to the Grantee’s Account at a rate and subject to such terms as determined by the Committee. Dividend Equivalents shall be subject to the same performance conditions and vesting restrictions as the PSUs to which they are attributable. Notwithstanding anything to the contrary in this Agreement, the Grantee shall only be entitled to receive Dividend Equivalents credited to Grantee’s Account to the extent the Grantee becomes entitled to receive the shares of Common Stock underlying the PSUs to which such Dividend Equivalents relate, and the Grantee shall forfeit any Dividend Equivalents credited to the Grantee’s Account that were attributable to PSUs that did not result in the issuance of shares of Common Stock to the Grantee.

10.         No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an employee, consultant, or director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s employment at any time, with or without cause.

11.          Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the PSUs shall be adjusted or terminated in any manner as contemplated by Section 4.3 of the Plan (the PSUs and this Agreement are subject to mandatory adjustment pursuant to the terms of Section 4.3 of the Plan).

12.          Withholding. If tax withholding is applicable, and the Grantee’s benefit under this Agreement is to be received in the form of Common Stock, then (a) if the Grantee is subject to Section 16 of the Act, the Grantee agrees that the Company will withhold Common Stock having a value equal to the amount to be withheld, and (b) if the Grantee is not subject to Section 16 of the Act, the Grantee may elect (or the Company may determine) that all or any part of such withholding shall be satisfied by the retention by the Company of a portion of the Common Stock to be delivered to the Grantee, by the Grantee delivering to the Company other Common Stock held by the Grantee, or by the Grantee tendering sufficient funds in cash or cash equivalents to the Company. The Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Stock on the date the benefit is taxable to the Grantee. In no event will the fair market value of the Common Stock to be withheld or delivered pursuant to this Section to satisfy applicable withholding taxes or other amounts in connection with a benefit exceed (x) the maximum amount that could be required to be withheld or (y) if so determined by the Committee after the date hereof, the minimum amount required to be withheld.

13.          Restrictive Covenants Regarding Competitive Activity. The terms and conditions of this Section 13 of this Agreement shall apply to Grantee unless Grantee is employed and/or resides in California or the Company determines that the non-application of such terms and conditions is necessary or advisable in order to comply with applicable law:

(a)    The Grantee hereby acknowledges and agrees that in the performance of the Grantee’s duties to the Company, the Grantee will be brought into frequent contact with existing and potential customers of the Company. The Grantee also agrees that trade secrets and confidential information of the Company gained by the Grantee during the Grantee’s association with the Company have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. The Company will also provide the Grantee with specialized training to enhance job performance. The Grantee further understands and agrees that the foregoing makes it necessary for the protection of the Company’s Business (as defined in paragraph (d) below) that the Grantee not compete with the Company during the period of the Grantee’s employment with the Company and not compete with the Company for a reasonable period thereafter, as further provided in the following paragraphs.

(b)    During the Grantee’s employment with the Company, the Grantee will not compete with the Company anywhere in the world. In accordance with this restriction, but without limiting its terms, during the Grantee’s employment with the Company, the Grantee will not (i) enter into or engage in any business which competes with the Company’s Business; (ii) solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s Business; (iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or (iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business.

(c)    For a period of one year following the termination of the Grantee’s employment for any reason, the Grantee will not: (i) enter into or engage in any business which competes with the Company’s Business within the Restricted Territory (as defined in paragraph (d)); (ii) solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business, wherever located, that competes with, the Company’s Business within the Restricted Territory; (iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; (iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business within the Restricted Territory; or (v) employ or solicit, or receive or accept the performance of services by, any then-current employee of the Company or any former employee of the Company who was employed at any time within the 12-month period immediately prior to such employment, solicitation, receipt or acceptance, except in connection with general, nontargeted recruitment efforts such as advertisements and job listings, or directly or indirectly induce any employee of the Company to leave the Company, or assist in any of the foregoing.

(d)    For the purposes of paragraphs (b) and (c) above, but without limitation thereof, the Grantee will be in violation thereof if the Grantee engages in any or all of the activities set forth therein directly as an individual on the Grantee’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which the Grantee or the Grantee’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, five percent (5%) or more of the outstanding stock. For the purposes of this Section 13 of the Agreement, the Company shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which the Grantee worked or had responsibility at the time of termination of the Grantee’s employment and at any time during the two-year period prior to such termination. For the purposes of this Agreement, the “Company’s Business” means (i) the manufacturing, assembly, sales, marketing, distribution, sourcing, servicing of, and engineering and design of (A) fleet vehicles for the commercial vehicle market, including, but not limited to, truck bodies, walk-in vans, cargo van upfits, customized fleets, and vocation specific uplifts, (B) custom chassis for Class A diesel luxury motor coaches, and (C) light duty trucks and specialty vehicles for the commercial and defense markets, plus (ii) any and all manufacturing, assembly, sales, marketing, distribution, sourcing, servicing of, and engineering and design of products or services: (A) of a substantially similar nature to those described above, or (B) that are any way within or related to the existing or contemplated scope of the Company’s then current business. For the purposes of this Agreement, the “Restricted Territory” shall mean: (i) the geographic area(s) within a 50 mile radius of any and all Company location(s) in, to, or for which the Grantee worked, to which the Grantee was assigned or had any responsibility (either direct or supervisory) at the time of termination of the Grantee’s employment and at any time during the two-year period prior to such termination, (ii) if in addition, the United States of America, and (iii) all of the specific customer accounts, whether within or outside of the geographic areas described in (i) and (ii) of this sentence, with which the Grantee had any contact or for which the Grantee had any responsibility (either direct or supervisory) at the time of termination of the Grantee’s employment and at any time during the two-year period prior to such termination.

(e)    If it shall be judicially determined that the Grantee has violated any of the Grantee’s applicable obligations under Section 13 of this Agreement, then the period applicable to each obligation that the Grantee shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred. During the Grantee’s employment with the Company and for one year thereafter, the Grantee will communicate the contents of Section 13 of this Agreement to any person, firm, association, partnership, corporation or other entity that the Grantee intends to be employed by, associated with, or represent. The Grantee acknowledges and agrees that the remedy at law available to the Company for breach of any of the Grantee’s obligations under Section 13 of this Agreement would be inadequate. The Grantee therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in paragraphs (b) and (c) above, without the necessity of proof of actual damage.

(f)    The Grantee acknowledges that the Grantee’s obligations under this Agreement are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if the Grantee were to violate such obligations and that these obligations do not place an undue burden on the Grantee. It is the desire and intent of the parties hereto that the provisions of Section 13 of this Agreement shall be enforced to the fullest extent legally-permissible. Accordingly, if any particular provision(s) of Section 13 of this Agreement shall be adjudicated to be invalid or unenforceable, the court may modify or sever such provision(s), such modification or deletion to apply only with respect to the operation of such provision(s) in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in Section 13 of this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. The remaining provisions of Section 13 of this Agreement shall remain in full force and effect. The Grantee further acknowledges that the terms of Section 13 of this Agreement are agreed to in consideration of, and are adequately supported by consideration in the form of the PSUs covered by this Agreement, the agreement of the Company to perform its obligations under this Agreement and by other consideration, including the Grantee’s continued employment with the Company, which the Grantee acknowledges collectively constitutes good, valuable and sufficient consideration.

14.          Compliance with Law. The issuance and transfer of shares of Common Stock in connection with the PSUs shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

15.          Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

16.          Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Michigan without regard to conflict of law principles.

17.          Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

18.          PSUs Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated in this Agreement by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. Notwithstanding anything in this Agreement to the contrary, the Grantee acknowledges and agrees that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policies as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Shares may be traded) (the “Compensation Recovery Policy”), and that relevant sections of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. Further, by accepting the PSUs covered by this Agreement, the Grantee (a) consents to be bound by the terms of the Compensation Recovery Policy, as applicable, (b) agrees and acknowledges that the Grantee is obligated to and will cooperate with, and will provide any and all assistance necessary to, the Company in any effort to recover or recoup any compensation or other amounts subject to clawback or recovery pursuant to the Compensation Recovery Policy and/or applicable laws, rules, regulations, stock exchange listing standards or other Company policy, and (c) agrees that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy. Such cooperation and assistance shall include (but is not limited to) executing, completing and submitting any documentation necessary, or consenting to Company action, to facilitate the recovery or recoupment by the Company from the Grantee of any such compensation or other amounts, including from the Grantee’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

19.         Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators, and the person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.

20.           Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

21.          Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled, or terminated by the Company at any time, in its discretion. The grant of the PSUs in this Agreement does not create any contractual right or other right to receive any PSUs or other Incentive Awards in the future. Future Incentive Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

22.           No Section 162(m) Qualification. All payments under this Agreement are intended not to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. This Award shall be construed and administered in a manner consistent with such intent.

23.           Section 409A. This Agreement is intended to qualify for the short-term deferral exception under Section 409A of the Code and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. In all events, payment in respect of the PSUs shall be made within the short- term deferral period specified under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code. If the Grantee is a “specified employee” within the meaning of Section 409A of the Code and a payment subject to Section 409A of the Code (and not excepted therefrom) is due upon separation from service, such payment to the extent necessary to comply with Section 409A of the Code shall be delayed until six months after the date of separation from service (or if earlier the Grantee’s death).

24.           No Impact on Other Benefits. The value of the Grantee’s PSUs is not part of Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance, or similar employee benefit.

25.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

26.        Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions of the Plan and this Agreement and accepts the PSUs subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the PSUs or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement, or disposition. The Company respects the Grantee’s privacy. In order to administer the Grantee’s equity award, the Company collects and uses certain personal information about the Grantee, including the Grantee’s prior equity grant information where applicable. If the Grantee is a California resident, the Grantee should refer to the Company’s California Consumer Privacy Act Notice for more information about the personal information the Company collects about the Grantee and the purposes for which the Company will use such data.

INTENDING TO BE LEGALLY BOUND, the parties have executed this Performance Share Unit Agreement as of the Grant Date.

COMPANY: The Shyft Group, Inc. /s/ Colin Hindman By: Colin Hindman Its: Chief Human Resources Officer	GRANTEE: /s/ John Dunn John Dunn

EXHIBIT A

Performance Period

The Performance Period shall commence on October 26, 2023 and end on October 25, 2026.

Performance Measures

The number of PSUs earned shall be determined based on the Company’s Total Shareholder Return (“TSR”) over the Performance Period relative to the TSR Peer Group(1) (“the Peer Group”).

Determining PSUs Earned

Except as otherwise provided in the Plan or the Agreement, the number of PSUs earned with respect to the Performance Period shall be determined based on TSR over the Performance Period relative to the Peer Group as follows:

Percentile Rank Compared to the Peer Group	Payout as Percentage of Target
Less than 25th percentile	0%
25th percentile (Threshold)	50% (0.5X)
50th percentile (Target)	100% (1X)
75th percentile or greater (Maximum)	200% (2X)

With respect to both the Company’s stock and the stock of each company in the Peer Group, the TSR performance shall be calculated (a) using a 20-trading day average of the stock price ending on the first day and last day of the Performance Period, and (b) assuming all dividends declared during the Performance Period are reinvested at the closing price on the applicable ex-dividend date. The Company’s TSR performance will be compared to the TSR performance of the companies in the Peer Group over the same Performance Period. Achievement between the stated percentages will be interpolated on a straight-line basis.

Award Range

Depending on the Company’s TSR over the Performance Period relative to the Peer Group, the Grantee may earn from 0% to 200% of the Target Award.

(1)	The TSR Peer Group is comprised of the following companies:

Agco Corp	Conrad Industries Inc	Hyster-Yale Materials	Sypris Solutions Inc
Alamo Group Inc	Cummins Inc	Komatsu Ltd -Spons ADR	Tennant Co
Allison Transmission Holding	Deere & Co	Kubota Corp-Spons ADR	Terex Corp
Art's-Way Manufacturing Co	Douglas Dynamics Inc	Lindsay Corp	Toro Co
Astec Industries Inc	Federal Signal Corp	Manitex International Inc	Trinity Industries Inc
Caterpillar Inc	Freightcar America Inc	Manitowoc Company Inc	Twin Disc Inc
China Yuchai Intl Ltd	GATX Corp	Miller Industries Inc/Tenn	United Rentals Inc
CNH Industrial NV	Gencor Industries Inc	Oshkosh Corp	Wabash National Corp
Columbus Mckinnon Corp/NY	Greenbrier Companies Inc	Paccar Inc	Wabtec Corp
Commercial Vehicle Group Inc	H&E Equipment Services Inc	Ritchie Bros Auctioneers	Westport Fuel Systems Inc

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